Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

First Amendment to Employment Agreement (“First Amendment”) dated December 30, 2008, between Virtual Radiologic Corporation, a Delaware corporation (“Company”), and Sean Casey (“Executive”).

Whereas, Company and Executive are parties to an Employment Agreement dated October 1, 2007 (“Original Agreement”); and

Whereas, Company and Executive desire to amend the Original Agreement to comply with the requirements of Section 409A of the Internal Revenue Code.

Now therefore Company and Executive agree as follows:

A.                                   Section 8 of the Original Agreement is hereby amended in its entirety to read as follows:

8.                                       Consequences of Termination.

Any termination payments made and benefits provided under this Agreement to Executive shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates.  No termination payments shall be payable hereunder until Executive shall have returned to the Company all Company property used by Executive including without limitation any automobile, computer or laptop, cell phone, Blackberry or similar device.  Subject to Section 9, the following amounts and benefits shall be due to Executive.

(a)                                  Disability.  Upon such termination, the Company shall pay or provide Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation; (ii) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments, benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, “Accrued Amounts”), together with a prorated amount of Bonus accrued or earnable for the fiscal year of termination.

(b)                                 Death.  In the event the Employment Term ends on account of Executive’s death, Executive’s estate shall be entitled to any Accrued Amounts, together with a prorated amount of Bonus accrued or earnable for the fiscal year of termination.

(c)                                  Termination for Cause or Without Good Reason.  If Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by Executive without Good Reason, the Company shall pay to Executive any Accrued Amounts.

(d)                                 Termination Without Cause or for Good Reason.  If Executive’s employment by the Company is terminated by the Company other than for Cause (other than a termination for Disability) or by Executive for Good Reason, the Company shall pay or provide Executive with (i) Accrued Amounts; (ii) a pro-rata portion (determined by multiplying the amount Executive would have received had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that Executive is employed by the Company and the denominator of which is 365) of Executive’s Annual Bonus for the performance year in which Executive’s termination occurs at the time that annual bonuses are paid to other senior executives; provided that the Board determines in good faith that the Company was on plan for Executive to earn such bonus at the time of termination; (iii) continue his then current Base Salary as if his employment continued for a period no less than twelve (12) months and no more than twenty-four (24) months (herein the “Severance Period”), subject to the mitigation provisions set forth below; and (iv) subject to Executive’s continued copayment of premiums, continued participation for the Severance Period in all health and welfare plans which cover Executive (and eligible dependents) upon the same terms and conditions (except for the requirements of Executive’s continued employment) in effect on the date of termination.  The Company shall be the sole deciding party with respect to the duration of the Severance Period, and shall notify Executive within ninety (90) days following termination of the duration of the Severance Period.  If at any time after the twelfth month following Executive’s termination while the Company is obligated hereunder to make such payments of Base Salary or continue such benefits, Executive receives compensation for providing services as an employee or as an independent contractor, excluding services provided on behalf of Virtual Radiologic Professionals, from any person or entity, then Executive shall immediately notify the Company of such event and the Company’s obligation to continue to make such payments to Executive shall be reduced by the gross amount of any such payments. The Company’s obligation to continue to provide benefits, however, shall cease at such time as Executive is eligible for health insurance coverage by any successor employer or person or entity, prompt notice of which Executive shall furnish to the Company.  For the duration of the Severance Period, the Company shall also provide Executive with all other benefits specified elsewhere in this agreement other than this subsection 8(d) at no additional cost to Executive (beyond that which would have been paid had there been no termination) but excluding paid vacation.  Stock Options awarded to Executive shall continue to vest according to their vesting schedule for only the first six months of the Severance Period; thereafter, no vesting shall occur.  To the extent such coverage cannot be provided under the Company’s health or welfare plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on Executive, the Company shall pay Executive an amount equal to the amount the Company would have paid for such benefits on behalf of Executive if the benefits were provided to him as an employee.  The continuation of health benefits under this subsection shall reduce and count against Executive’s rights under the Consolidated Omnibus Budget

Reconciliation Act of 1985, as amended (“COBRA”).  All benefits provided under Section 8d(iii) may be paid to the Employee within thirty (30) days of the termination date once all necessary applicable releases have been signed by the Employee and returned to the Company.  Notwithstanding anything to the contrary herein, if Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code as of the date of any termination, any benefits due under this Section 4(d) otherwise  payable within six months following termination shall be provided in one lump sum six months from the date of termination.  However, any payment or portion thereof which is subject to an exemption for separation pay to specified employees as provided under Section 409A and the relevant Treasury Regulations, or is subject to any other exemption provided under Section 409A and the relevant Treasury Regulations allowing for payment to a specified employee prior to the date that is six (6) months after the date of separation from service, may be paid to Employee within thirty (30) days of the termination date once all applicable releases have been signed by the Executive and returned to the Company.

(e)                                  Amounts Payable.  The Company reserves the right to set off against amounts payable to Executive hereunder any amounts owed by Executive to the Company.

(f)                                    Dispute over Termination.  In the event that (i) Executive terminates his employment claiming Good Reason, which claim is disputed by the Company or (ii) the Company terminates Executive’s employment for Cause, which claim is disputed by Executive, then in either case Executive shall receive severance benefits at fifty percent (50%) of the specified rate until the dispute is resolved in court or arbitration or for twelve (12) months, whichever first occurs.  If Executive ultimately prevails in such a dispute, the Company shall pay to executive twelve (12) months of full severance benefits, less any partial severance benefits already paid.  If the Company prevails, the Company’s obligation to pay Executive severance benefits shall immediately cease, and Executive shall repay any severance benefits already paid to him.  As a condition to receipt of the partial severance benefits during such dispute, Executive shall agree to a lien on any shares held by Executive in the Company to secure the repayment obligation in the event that the Company prevails in such disputes.  The duration of any of the applicable restrictive covenants set forth in Section 10 shall in any case run from the original date of termination.  The judge or arbitrator in any such dispute shall have the authority to award the prevailing party all reasonable legal fees, costs and expenses incurred in contesting or defending (as the case may be) any termination of employment.

B.                                     The Original Agreement, as amended by this First Amendment, shall continue in full force and effect according to its terms.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

Virtual Radiologic Corporation

By:	/s/ Nabil N. El-Hage
Name: Nabil N. El-Hage
Its: Chairman, Compensation Committee

EXECUTIVE

Sean Casey

By:	/s/ Sean Casey